Exhibit 11



                           NET INCOME (LOSS) PER SHARE


The following table presents the information needed to compute primary income per common share:



                                        (Unaudited)                     (Unaudited)
                                For the Three Months Ended       For the Nine Months Ended

                                  3/29/97         3/30/96        3/29/97         3/30/96
                                 (13 Weeks)       (13 Weeks)     (39 Weeks)    (39 Weeks)

Net income (loss)               $   918,630    $  (257,736)   $ 1,747,999    $  (994,881)

Weighted average shares
         outstanding              3,262,866      3,236,199      3,254,172      3,236,199
Less: Treasury Shares               (27,600)       (27,600)       (27,600)       (27,600)
Add:  Assumed exercise of
   options reduced by the
   number of shares purchased
   with proceeds                    143,908         40,062        126,688         61,799
Adjusted weighted average of
   shares outstanding             3,379,174      3,248,661      3,353,260      3,270,398

Net income (loss) per share     $      0.27    $     (0.08)   $      0.52    $     (0.31)
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